FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-167764-02

NEW ISSUE CMBS: $1,099MM MORGAN STANLEY CAPITAL I SERIES 2012-C4 (MSC 2012-C4)
CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH

PUBLICLY OFFERED CERTIFICATES
CLASS	M/D/K	SIZE($MM)	CE(%)	WAL(YRS)	WINDOW	CUM LTV%	NOI DY (%)
A-1	Aaa/AAA/AAA	65.086	30.000	2.38	1-53	40.9	18.1
A-2	Aaa/AAA/AAA	244.709	30.000	4.68	53-60	40.9	18.1
A-3	Aaa/AAA/AAA	75.630	30.000	7.31	60-113	40.9	18.1
A-4	Aaa/AAA/AAA	383.661	30.000	9.72	113-120	40.9	18.1
A-5	Aaa/AAA/AAA	111.243	19.875	9.96	120-120	46.8	15.9

*** NO OTHER PRINCIPAL CLASSES ARE AVAILABLE ***

POOL BALANCE:	$1,098.70
NUMBER OF LOANS:	38
NUMBER OF PROPERTIES:	77
WA MORTGAGE INT. RATE:	5.554%
WA CUT-OFF LTV:	58.4%
WA UNDERWRITTEN DSCR:	1.66x
WA UNDERWRITTEN DEBT YLD:	12.7%
WA TERM TO MATURITY:	104
WA AMORTIZING TERM:	346
% OF TEN LARGEST LOANS:	62.70%
LOAN SELLERS:	MORGAN STANLEY (74%), BANK OF AMERICA (26%)
TOP 5 STATES:	NY(15.0%), CA(14.9%), CT(12.6%), MA(9.2%), TX(8.4%)
TOP 5 PROPERTY TYPES:	RT(42.3%), HO(17.2%), OF(14.4%), MH(8.5%), CC(6.8%)

MASTER SERVICER:	BANK OF AMERICA, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
TRUSTEE:	WELLS FARGO BANK, NATIONAL ASSOCIATION
TRUST ADVISOR:	PACIFIC LIFE INSURANCE COMPANY
CONTROLLING CLASS REP:	BLACKROCK FINANCIAL MANAGEMENT

ROADSHOW AND TIMING:

INVESTOR GROUP CALL:	TUES 3/6 @ 3PM (1-866-953-0764//(P)90328515)
HARTFORD BFAST:	TUES 3/6 @ 8:30 AM, MARRIOTT DOWNTOWN
BOSTON LUNCH:	TUES 3/6 @ 12:45 PM, MANDARIN ORIENTAL
MINNEAPOLIS BFAST:	THUR 3/8 @ 7:30 AM, THE GRAND
NY CALLS/MEETINGS:	TUES 3/6-THURS 3/8

EXPECTED PRICING:	WEEK OF 3/5
EXPECTED SETTLEMENT:	ON OR AROUND 3/28/2012

ATTACHED TO ANNOUNCEMENT:	FREE WRITING PROSPECTUS
APPENDIX I
TERM SHEET
FINAL POOLING AND SERVICING AGREEMENT

*** The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

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